UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920

(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 22, 2016, at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Caladrius Biosciences, Inc. (the "Company"), the stockholders voted on and approved the four proposals listed below. The following is a brief description of each matter voted upon at the Annual Meeting (for a full description of each such matter see the Company's proxy statement), as well as the final voting results with respect to each such matter:

Proposal 1. The stockholders elected four Class III directors, Steven M. Klosk, Steven S. Myers, Robert A. Preti, PhD and Peter G. Traber, MD, to serve as directors on the Company's Board of Directors until the annual meeting to be held in 2019. The final voting results with respect to this Proposal were as follows:

•	Steven M. Klosk: 13,551,917 votes for; 5,338,502 votes withheld and 21,304,035 broker non-votes.

•	Steven S. Myers: 13,162,379 votes for; 5,728,040 votes withheld and 21,304,035 broker non-votes.

•	Robert A. Preti, PhD: 17,285,682 votes for; 1,604,737 votes withheld and 21,304,035 broker non-votes.

•	Peter G. Traber, MD: 14,624,929 votes for; 4,265,490 votes withheld and 21,304,035 broker non-votes.

Proposal 2. The stockholders approved, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as described in the Company's proxy statement. The final voting results with respect to this Proposal were as follows: 14,179,780 votes for; 4,498,112 votes against; 212,527 votes abstaining and 21,304,035 broker non-votes.

Proposal 3. The stockholders approved an amendment to the Company's certificate of incorporation to effect a reverse stock split of the Company's common stock (in the event it is deemed by the Company's Board of Directors to be advisable) at a ratio within the range of 1:2 to 1:10, as determined by the Company's Board of Directors. The final voting results with respect to this Proposal were as follows: 33,122,089 votes for; 6,704,058 votes against and 368,307 votes abstaining.

Proposal 4. The stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The final voting results with respect to this Proposal were as follows: 38,359,504 votes for; 944,863 votes against and 890,087 votes abstaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated:    June 23, 2016